Exhibit 99.4

HAMPTON ROADS BANKSHARES, INC.

NOMINATING COMMITTEE CHARTER

PURPOSE

The purpose of the Nominating Committee (“the Committee”) of Hampton Roads Bankshares, Inc. (“the Company”) shall be to select and recommend to the full Board of Directors (“the Board”) nominees for election at each annual and any special meeting of shareholders at which Directors are to be elected. It also shall be the responsibility of the Committee to identify and recommend candidates for Director to fill interim vacancies on the Board or, at the direction of the Board, to expand the size of the Board.

COMPOSITION OF COMMITTEE

The Board of Directors shall appoint the Committee and its Chairperson. The Committee shall be composed of three or more members of the Board of Directors. Each Committee member shall be “independent” in accordance with requirements of the Securities and Exchange Commission and any applicable stock exchange listing standards. Committee members shall serve until they are replaced, resign, or their successors are duly elected and qualified.

COMMITTEE OPERATIONS

The Committee will meet at least annually. Additional meetings may be held as the Committee or its chairperson deem advisable. The Committee shall keep adequate records of each of its meetings. All actions taken shall be reported to the Board at the next Board meeting following the Committee meeting.

DUTIES AND RESPONSIBILITIES

The Committee shall have the responsibility for annually presenting to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders. In the event of a special meeting of shareholders at which one or more directors are to be elected, the Committee shall present a recommendation of nominees to the Board. In addition, the Committee shall identify and recommend nominees to the Board to fill any interim Board vacancies or, at the Board’s direction, nominees for expansion of the Board. In carrying out its responsibilities, the Committee shall review each potential nominee’s qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.